Exhibit 99.2

SHAREHOLDER UNDERTAKING

     This Shareholder Undertaking (“Agreement”) is entered into as of June 1, 2005, by and between eBay Inc., a Delaware corporation (“Parent”), and                      (“Shareholder”).

Recitals

     A. Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain ordinary shares, NIS 0.01 par value, of Shopping.com Ltd., an Israeli company (the “Company”).

     B. Parent, Harbour Acquisition Ltd., an Israeli company (“Merger Sub”), and the Company are entering into an Agreement of Merger of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

     C. In the Merger, each outstanding ordinary share of the Company is to be converted into the right to receive $21 in cash.

     D. Shareholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.Certain Definitions

     For purposes of this Agreement:

     (a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; (ii) the date on which Parent and Shareholder agree in writing to terminate this Agreement; or (iii) the date upon which the Merger becomes effective.

     (b) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934) of such security.

     (c) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Expiration Date.

     (d) “Subject Securities” shall mean: (i) all securities of the Company (including all Company Ordinary Shares and all options, warrants and other rights to acquire Company Ordinary Shares) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Company Ordinary Shares and all additional options, warrants and other rights to acquire Company Ordinary Shares) of which Shareholder acquires Ownership during the Specified Period.

     (e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, charges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, charge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, or interest in, such security.

SECTION 2. Transfer of Subject Securities and Voting Rights

     2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Agreement will be deemed to restrict the ability of Shareholder to exercise any Company Options held by Shareholder during the Specified Period.

     2.2 Restriction on Transfer of Voting Rights. During the Specified Period, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities that is inconsistent with this Agreement.

     2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Shareholder, if Shareholder is an individual: (a) to any member of Shareholder’s immediate family; or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family: or (b) upon the death of Shareholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. Voting of Shares; Fiduciary Responsibilities.

     3.1 Proxy. Shareholder, on the date hereof, has validly executed and delivered a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Specified Period) with respect to all Company Ordinary Shares Owned by the Shareholder, as referred to therein (the “Proxy”).

     3.2 Additional Proxies. If Shareholder acquires Ownership of any additional Company Ordinary Shares after the date of this Agreement, Shareholder shall promptly execute and deliver (and Shareholder shall cause to be delivered, in the case of Company Ordinary Shares that are owned beneficially but not of record by Shareholder) to Parent a replacement proxy (in the form attached hereto as Exhibit A) with respect to all Company Ordinary Shares owned of record by Shareholder as of the date of such replacement proxy.

     3.3 Restrictions on Actions. Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the Proxy, or take any other action that is inconsistent with the Proxy, in each case without the prior written consent of Parent.

     3.4 Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder (or an affiliate thereof) from acting in good faith in Shareholder’s (or such affiliate’s) capacity as a director or officer of the Company, and no action taken by the Shareholder (or such affiliate) in any such capacity shall be deemed to constitute a breach of any provision of this Agreement (it being understood that: (i) this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company; and (ii) except as otherwise prohibited by this Agreement or the Proxy, Shareholder may vote in Shareholder’s sole discretion on any matter other than those matters contemplated by the Proxy).

SECTION 4. Representations and Warranties of Shareholder

     Shareholder hereby represents and warrants to Parent as follows:

     4.1 Authorization, etc. Shareholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Shareholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is a corporation, then Shareholder is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a limited liability company, then Shareholder is a limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it was organized.

     4.2 No Conflicts or Consents.

          (a) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Shareholder or by which Shareholder or any of Shareholder’s Subject Securities is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Shareholder is a party or by which

Shareholder or any of Shareholder’s affiliates or properties is or may be bound or affected, the effect or result of which could reasonably be expected to have an adverse affect on the ability of Shareholder to perform Shareholder’s obligations under this Agreement.

          (b) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any Consent of any Person.

     4.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any Encumbrances, except for: (i) applicable restrictions on transfer under applicable securities laws and community property laws; and (ii) the restrictions on transfer set forth in Section 2) the number of outstanding Company Ordinary Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any Encumbrances, except for: (i) applicable restrictions on transfer under applicable securities laws and community property laws; and (ii) the restrictions on transfer set forth in Section 2) the options, warrants and other rights to acquire Company Ordinary Shares set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any share capital or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any share capital or other securities of the Company, other than the Company Ordinary Shares and options, warrants and other rights set forth on the signature page hereof.

     4.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 5. Miscellaneous

     5.1 Shareholder Information. Shareholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement, in any Schedule 13D (or amendment thereof filed by Parent or Merger Sub in connection with the Merger) and otherwise as required by any applicable Legal Requirement, Shareholder’s identity and ownership of Company Ordinary Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

     5.2 Further Assurances. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

          if to Shareholder:

at the address set forth on the signature page hereof;

          with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Gordon Davidson
Facsimile: (650) 938-5200

          and to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Road
Ramat Gan Israel 52506
Attention: David S. Glatt
Facsimile: +972-3-610-3111

          if to Parent:

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
Attn: General Counsel
Facsimile: (408) 376-7514

          with a copy (which shall not constitute notice) to:

Cooley Godward llp
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Keith A. Flaum and Jane Ross

Facsimile: (650) 849-7400

          and to (which shall not constitute notice):

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 94263 Israel
Fax: 972-2-623-9236
Attention: Barry Levenfeld, Adv.
Facsimile: +972-2-623-9236

     5.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

     5.6 Entire Agreement. This Agreement and the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

     5.7 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

     5.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of each party and their respective heirs, estate, executors and personal representatives, successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer on any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     5.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     5.10 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     5.11 Non-Exclusivity. The rights and remedies of the parties under this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     5.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or the Proxy or any of the transactions contemplated by this Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Tel Aviv District Court; (b) agrees that the Tel Aviv District Court, shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in the Tel Aviv District Court, any claim that the Company is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Shareholder or Parent, as the case may be, is to receive notice in accordance with Section 5.4.

     5.13 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

     5.14 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     5.15 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement or the Proxy, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement or the Proxy, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall not be deemed to have waived any claim available to such party arising out of this Agreement or the Proxy, or any power, right, privilege or remedy of such party under this Agreement or the Proxy, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     5.16 Independence of Obligations. The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other Contract between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Shareholder under any agreement between Shareholder and Parent (other than the Proxy) or any certificate or instrument executed by Shareholder in favor of Parent (other than the Proxy); and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Shareholder under this Agreement.

     5.17 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     In Witness Whereof, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

eBay Inc.

By

Title

Shareholder

Signature

Printed Name

Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Shareholder Undertaking

Exhibit A

Form of Irrevocable Proxy

     The undersigned shareholder (the “Shareholder”) of Shopping.com Ltd., an Israeli company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Keith A. Flaum and Barry Levenfeld, and each of them, the attorneys and proxies of the Shareholder, with full power of substitution and resubstitution, to the full extent of the Shareholder’s rights with respect to the outstanding share capital of the Company owned of record by the Shareholder (or of which the Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934) of such shares) as of the date of this proxy, which shares are specified on the final page of this proxy. (The share capital of the Company referred to in the immediately preceding sentence is referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Shareholder regarding the matters that are the subject hereof with respect to any of the Shares are hereby revoked, and the Shareholder agrees that no subsequent proxies that are inconsistent with this proxy will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted for the benefit of third parties in connection with, and as security for, the Shareholder Undertaking, dated as of the date hereof, between eBay Inc., a Delaware corporation (“Parent”) and the Shareholder (the “Shareholder Undertaking”), and is granted in consideration of Parent entering into the Agreement of Merger, dated as of the date hereof, among Parent, Harbour Acquisition Ltd., and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Shareholder Undertaking).

     Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

     (a) in favor of: (i) the execution and delivery by the Company of the Merger Agreement; and (ii) the approval of the Merger Agreement, the Merger and the other Contemplated Transactions (as applicable); and

     (b) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement): (i) any merger, consolidation or other business combination involving any Acquired Corporation; (ii) any sale or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s memorandum of association or articles of association; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

Proxy

     The Shareholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Shares).

     Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Shareholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: June 1, 2005

Shareholder

Signature

Printed Name

Number of ordinary shares of the Company owned of record (or of which the Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934) of such shares) as of the date of this proxy:

Proxy